Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated November 9, 2012 (except as to the reverse stock split discussed in Note A, which is as of February 14, 2013) of Trade Street Residential, Inc. and subsidiaries relating to the consolidated balance sheet as of December 31, 2010 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended, all of which are contained in Amendment No. 2 to the Registration Statement on Form S-11 and Prospectus of Trade Street Residential, Inc.

We consent to the use of our name as it appears under the caption “Experts” in such Amendment No. 2 to the Registration Statement.

/s/ Berkowitz Pollack Brant

Miami, Florida

February 14, 2013